Exhibit 99.1

For Immediate Release

May 3, 2012

Approach Resources Inc.

Reports First Quarter 2012 Results and

Provides Horizontal Wolfcamp Operations Update

FORT WORTH, TEXAS, May 3, 2012 – Approach Resources Inc. (NASDAQ: AREX) today reported results for first quarter 2012. Highlights for first quarter 2012, compared to first quarter 2011, include:

•	Total production increased 39% to 654 MBoe (7.2 MBoe/d), made up of 62% oil and NGLs

•	Oil and NGL production increased 110% to 405 MBbls

•	Revenues increased 52% to $30.6 million

•	Net income totaled $1.7 million, or $0.05 per diluted share

•	Adjusted net income (non-GAAP) increased 180% to $3.5 million, or $0.10 per diluted share

•	EBITDAX (non-GAAP) increased 49% to $20.8 million, or $0.62 per diluted share

First quarter 2012 production totaled 654 MBoe (7.2 MBoe/d), compared to 469 MBoe (5.2 MBoe/d) produced in first quarter 2011, a 39% increase. Oil and NGL production for first quarter 2012 increased 110% to 405 MBbls, compared to 193 MBbls produced in first quarter 2011. Production for first quarter 2012 was 29% oil, 33% NGLs and 38% natural gas, compared to 19% oil, 22% NGLs and 59% natural gas in first quarter 2011.

First Quarter 2012 Financial Results

Net income for first quarter 2012 was $1.7 million, or $0.05 per diluted share, on revenues of $30.6 million. This compares to net income for first quarter 2011 of $1.5 million, or $0.05 per diluted share, on revenues of $20.2 million. The $10.4 million increase in revenues in first quarter 2012 was attributable to an increase in production volumes and oil prices ($14.3 million), which was offset by a decrease in NGL and natural gas prices ($3.9 million). Net income for first quarter 2012 included an unrealized loss on commodity derivatives of $2.7 million and a realized loss on commodity derivatives of $484,000. Net income for first quarter 2012 was also impacted by higher expenses, including depreciation, depletion and amortization, general and administrative, lease operating and severance and production taxes, partially offset by lower exploration expense, compared to first quarter 2011.

Excluding the unrealized loss on commodity derivatives and related income taxes, adjusted net income (non-GAAP) for first quarter 2012 was $3.5 million, or $0.10 per diluted share, compared to $1.2 million, or $0.04 per diluted share, for first quarter 2011. See “Supplemental Non-GAAP Financial and Other Measures” below for our reconciliation of adjusted net income to net income.

EBITDAX (non-GAAP) for first quarter 2012 was $20.8 million, or $0.62 per diluted share, compared to $14 million, or $0.49 per diluted share, for first quarter 2011. See “Supplemental Non-GAAP Financial and Other Measures” below for our reconciliation of EBITDAX to net income.

Average realized prices for first quarter 2012, before the effect of commodity derivatives were $94.39 per Bbl of oil, $42.50 per Bbl of NGLs and $2.35 per Mcf of natural gas, compared to $90.67 per Bbl of oil, $48.04 per Bbl of NGLs and $4.30 per Mcf of natural gas for first quarter 2011. Our average realized price, including the effect of commodity derivatives, was $46.10 per Boe for first quarter 2012, compared to $43.45 per Boe for first quarter 2011.

Lease operating expense (“LOE”) for first quarter 2012 was $4.3 million, or $6.52 per Boe, compared to $2.6 million, or $5.64 per Boe, in first quarter 2011. The increase in LOE over the prior year quarter was primarily attributable to an increase in working interest in Project Pangea as well as an increase in compressor rental and repair, pumpers and supervision, water hauling, insurance and well repairs and maintenance.

Severance and production taxes for first quarter 2012 were $1.5 million, or $2.35 per Boe, compared to $1.1 million, or $2.35 per Boe, in first quarter 2011. Severance and production taxes were approximately 5.0% and 5.5% of oil, NGL and gas sales for first quarter 2012 and 2011, respectively.

Exploration expense for first quarter 2012 was $1.3 million, or $1.97 per Boe, compared to $4.6 million, or $9.87 per Boe, in first quarter 2011. Exploration expense for first quarter 2012 includes costs related to 3-D seismic data acquisition and processing. Exploration expense for first quarter 2011 was primarily due to lease extensions and expirations in Project Pangea.

General and administrative expense (“G&A”) for first quarter 2012 was $5.8 million, or $8.82 per Boe, compared to $3.5 million, or $7.46 per Boe, for first quarter 2011. The increase in G&A was primarily due to an increase in share-based compensation and salaries and benefits resulting from increased staffing.

Depletion, depreciation and amortization expense (“DD&A”) for first quarter 2012 was $11 million, or $16.87 per Boe, compared to $6.1 million, or $12.90 per Boe, for first quarter 2011. The increase in DD&A over the prior year quarter was primarily due to an increase in drilling and development capital expenditures.

Operations Update

During first quarter 2012, we drilled 15 wells and completed 22 wells, including 15 of 18 wells that were waiting on completion at year end 2011. At March 31, 2012, we had 11 wells waiting on completion. We currently have two horizontal rigs working, one in Project Pangea and one in Pangea West, as well as one vertical rig in Project Pangea.

We recently completed four horizontal Wolfcamp wells, targeting the Wolfcamp “B” zone. The table below summarizes the 24-hour initial producing rates for these wells.

Horizontal Well Name	Lateral Length (Feet)	No. of Stages	Oil (Bbls)	NGLs (Bbls)	Natural Gas (Mcf)	Total (Boe/d)	Percent Total Liquids
University 45 C #804H	7,811	35	823	38	185	892	97%
University 45 C #805H	7,849	28	441	130	632	676	84%
University 45 F #2303H	7,999	30	481	84	412	634	89%
University 45 F #2304H	7,641	28	840	150	729	1,111	89%

Liquidity and Commodity Derivatives Update – Borrowing Base Increase

At March 31, 2012, we had a $300 million revolving credit agreement with a $260 million borrowing base and $85.4 million outstanding. At March 31, 2012, our liquidity and long-term debt to capital ratio were $174.7 million and 15.3%, respectively. Effective April 26, 2012, the lenders to our credit agreement increased our borrowing base to $270 million. Including the borrowing base increase, our liquidity would have been $184.7 million at March 31, 2012. See “Supplemental Non-GAAP Financial and Other Measures” below for our calculation of “liquidity” and “long-term debt-to-capital ratio.”

We enter into commodity derivatives positions to reduce the risk of commodity price fluctuations. Please refer to the “Unaudited Commodity Derivatives Information” table below for a detailed summary of the Company’s current derivatives positions.

2012 Capital Expenditures

Costs incurred during first quarter 2012 totaled $77.6 million, and included $64.8 million for exploration and development drilling, $9.3 million for pipeline and infrastructure projects, 3-D seismic data acquisition and processing and purchase of trucks for crude and water hauling and $3.5 million for acreage acquisitions.

We have increased our 2012 capital budget to $260 million from $190 million. This increase relates to $12.6 million for our horizontal Wolfcamp drilling program, $29.5 million for our vertical Wolffork drilling and recompletion programs and $27.9 million for infrastructure and other equipment, 3-D seismic and acreage acquisitions. We also have raised our production guidance to 2,900 MBoe – 3,100 MBoe.

Our 2012 capital budget is subject to change depending upon a number of factors, including economic and industry conditions at the time of drilling, prevailing and anticipated prices for oil, NGLs and gas, the availability of sufficient capital resources for drilling prospects, our financial results and the availability of lease extensions and renewals on reasonable terms.

The table below sets forth the Company’s current production and operating costs and expenses guidance for 2012. The guidance is forward-looking information that is subject to a number of risks and uncertainties, many of which are beyond the Company’s control.

	Prior 2012 Guidance	Current 2012 Guidance
Production:
Total (MBoe)	2,800 – 3,000	2,900 – 3,100
Percent oil and NGLs	65%	65%
Operating costs and expenses (per Boe):
Lease operating	$ 4.50 – 5.50	$4.50 – 5.50
Severance and production taxes	$ 2.50 – 4.00	$2.50 – 4.00
Exploration	$ 4.00 – 5.00	$4.00 – 5.00
General and administrative	$ 5.25 – 6.25	$6.00 – 7.00
Depletion, depreciation and amortization	$ 12.00 – 15.00	$12.00 – 15.00
Capital expenditures (in millions)	Approximately $190	Approximately $260

First Quarter 2012 Conference Call

Approach will host a conference call on Friday, May 4, 2012, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss first quarter 2012 financial and operating results. The conference call can be accessed by dialing (866) 804-6925 (U.S. domestic) or (857) 350-1671 (International). Additionally, the conference call will be broadcast live over the internet and can be accessed through the Investor Relations section of the Company’s website, www.approachresources.com. The webcast will be archived for replay on the Company’s website until August 4, 2012.

Approach Resources Inc. is an independent oil and gas company with core operations, production and reserves located in the Permian Basin in West Texas. The Company targets multiple oil and liquids-rich formations in the Permian Basin, where the Company operates approximately 145,000 net acres. The Company’s estimated proved reserves as of December 31, 2011, total 77.0 million barrels of oil equivalent, made up of 61% oil and NGLs and 39% natural gas. For more information about the Company, please visit www.approachresources.com. Please note that the Company routinely posts important information about the Company under the Investor Relations section of its website.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of management regarding the Company’s 2012 capital budget, development program and production and operating expenses guidance. These statements are based on certain assumptions made by the Company based on management’s experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management. When used in this press release, the words “will,” “potential,” “believe,” “estimate,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “plan,” “predict,” “project,” “profile,” “model” or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in the Company’s Securities and Exchange Commission (“SEC”) filings. The Company’s SEC filings are available on the Company’s website at www.approachresources.com. Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

For a glossary of oil and gas terms and abbreviations used in this release, please see our Annual Report on Form 10-K filed with the SEC on March 12, 2012.

UNAUDITED RESULTS OF OPERATIONS

	Three Months Ended March 31,
	2012	2011
Revenues (in thousands):
Oil	$18,006	$8,024
NGLs	9,107	5,053
Gas	3,505	7,106

Total oil, NGL and gas sales	30,618	20,183
Realized (loss) gain on commodity derivatives	(484)	197

Total oil, NGL and gas sales including derivative impact	$30,134	$20,380

Production:
Oil (MBbls)	191	88
NGLs (MBbls)	214	105
Gas (MMcf)	1,492	1,652

Total (MBoe)	654	469
Total (MBoe/d)	7.2	5.2

Average prices:
Oil (per Bbl)	$94.39	$90.67
NGLs (per Bbl)	42.50	48.04
Gas (per Mcf)	2.35	4.30

Total (per Boe)	46.84	43.03
Realized (loss) gain on commodity derivatives (per Boe)	(0.74)	0.42

Total including derivative impact (per Boe)	$46.10	$43.45

Costs and expenses (per Boe):
Lease operating (1)	$6.52	$5.64
Severance and production taxes	2.35	2.35
Exploration	1.97	9.87
General and administrative	8.82	7.46
Depletion, depreciation and amortization	16.87	12.90

(1)	Lease operating expense per Boe includes ad valorem taxes.

APPROACH RESOURCES INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except shares and per-share amounts)

	Three Months Ended March 31,
	2012	2011
REVENUES:
Oil, NGL and gas sales	$30,618	$20,183

EXPENSES:
Lease operating	4,262	2,647
Severance and production taxes	1,536	1,103
Exploration	1,287	4,628
General and administrative	5,764	3,500
Depletion, depreciation and amortization	11,030	6,052

Total expenses	23,879	17,930

OPERATING INCOME	6,739	2,253

OTHER:
Interest expense, net	(887)	(513)
Realized (loss) gain on commodity derivatives	(484)	197
Unrealized loss on commodity derivatives	(2,672)	(149)
Gain on sale of oil and gas properties	—	488

INCOME BEFORE INCOME TAX PROVISION	2,696	2,276
INCOME TAX PROVISION	982	812

NET INCOME	$1,714	$1,464

EARNINGS PER SHARE:
Basic	$0.05	$0.05

Diluted	$0.05	$0.05

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	33,249,769	28,293,654
Diluted	33,437,682	28,542,932

UNAUDITED SELECTED FINANCIAL DATA

Unaudited Consolidated Balance Sheet Data	March 31,	December 31,
(in thousands)	2012	2011
Cash and cash equivalents	$475	$301
Other current assets	12,727	11,085
Property and equipment, net, successful efforts method	660,815	595,284
Other assets	1,159	1,224

Total assets	$675,176	$607,894

Current liabilities	$62,198	$43,625
Long-term debt	85,400	43,800
Other long-term liabilities	55,660	53,020
Stockholders’ equity	471,918	467,449

Total liabilities and stockholders’ equity	$675,176	$607,894

Unaudited Consolidated Cash Flow Data	Three Months Ended March 31,
(in thousands)	2012	2011
Net cash provided (used) by:
Operating activities	$35,491	$14,394
Investing activities	$(77,665)	$(113,577)
Financing activities	$42,348	$76,968
Effect of foreign currency translation	$—	$5

UNAUDITED COMMODITY DERIVATIVES INFORMATION

Commodity and Time Period	Contract Type	Volume Transacted	Contract Price
Crude Oil
Crude Oil – 2012	Collar	700 Bbls/d	$85.00/Bbl –$97.50/Bbl
Crude Oil – 2012	Collar	500 Bbls/d	$90.00/Bbl –$106.10/Bbl
Crude Oil – 2013	Collar	650 Bbls/d	$90.00/Bbl –$105.80/Bbl
Crude Oil – 2014	Collar	550 Bbls/d	$90.00/Bbl –$105.50/Bbl

Natural Gas Liquids
Natural Gasoline – February 2012 – December 2012	Swap	225 Bbls/d	$95.55/Bbl
Normal Butane – March 2012 – December 2012	Swap	225 Bbls/d	$73.92/Bbl

Natural Gas
Natural Gas – 2012	Call	230,000 MMBtu/month	$6.00/MMBtu

Supplemental Non-GAAP Financial and Other Measures

This release contains certain financial measures that are non-GAAP measures. We have provided reconciliations below of the non-GAAP financial measures to the most directly comparable GAAP financial measures and on the Non-GAAP Financial Information page in the Investor Relations section of our website at www.approachresources.com.

Adjusted Net Income

This release contains the non-GAAP financial measures adjusted net income and adjusted net income per diluted share, which excludes (1) unrealized loss on commodity derivatives, (2) gain on sale of oil and gas properties, and (3) related income taxes. The amounts included in the calculation of adjusted net income and adjusted net income per diluted share below were computed in accordance with GAAP. We believe adjusted net income and adjusted net income per diluted share are useful to investors because they provide readers with a more meaningful measure of our profitability before recording certain items whose timing or amount cannot be reasonably determined. However, these measures are provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website. The following table provides a reconciliation of adjusted net income to net income for the three months ended March 31, 2012 and 2011 (in thousands, except per-share amounts).

	Three Months Ended March 31,
	2012	2011
Net income	$1,714	$1,464
Adjustments for certain items:
Unrealized loss on commodity derivatives	2,672	149
Gain on sale of oil and gas properties	—	(488)
Related income tax effect	(908)	119

Adjusted net income	$3,478	$1,244

Adjusted net income per diluted share	$0.10	$0.04

EBITDAX

We define EBITDAX as net income, plus (1) exploration expense, (2) depletion, depreciation and amortization expense, (3) share-based compensation expense, (4) unrealized loss on commodity derivatives, (5) gain on sale of oil and gas properties, (6) interest expense, and (7) income taxes. EBITDAX is not a measure of net income or cash flow as determined by GAAP. The amounts included in the calculation of EBITDAX were computed in accordance with GAAP. EBITDAX is presented herein and reconciled to the GAAP measure of net income because of its wide acceptance by the investment community as a financial indicator of a company’s ability to internally fund development and exploration activities. This measure is provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website. The following table provides a reconciliation of EBITDAX to net income for the three months ended March 31, 2012 and 2011, respectively (in thousands, except per-share amounts).

	Three Months Ended March 31,
	2012	2011
Net income	$1,714	$1,464
Exploration	1,287	4,628
Depletion, depreciation and amortization	11,030	6,052
Share-based compensation	2,232	835
Unrealized loss on commodity derivatives	2,672	149
Gain on sale of oil and gas properties	—	(488)
Interest expense, net	887	513
Income tax provision	982	812

EBITDAX	$20,804	$13,965

EBITDAX per diluted share	$0.62	$0.49

Liquidity

Liquidity is calculated by adding the net funds available under our revolving credit facility and cash and cash equivalents. We use liquidity as an indicator of the Company’s ability to fund development and exploration activities. However, this measurement has limitations. This measurement can vary from year to year for the Company and can vary among companies based on what is or is not included in the measurement on a company’s financial statements. This measurement is provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website. The table below summarizes our liquidity at March 31, 2012, and our liquidity at March 31, 2012, reflecting the April 2012 borrowing base increase (in thousands).

	Liquidity at March 31, 2012	Liquidity with Borrowing Base Increase at March 31, 2012
Borrowing base	$260,000	$270,000
Cash and cash equivalents	475	475
Long-term debt	(85,400)	(85,400)
Unused letters of credit	(350)	(350)

Liquidity	$174,725	$184,725

Long-Term Debt-to-Capital

Long-term debt-to-capital ratio is calculated as of March 31, 2012, and by dividing long-term debt (GAAP) by the sum of total stockholders’ equity (GAAP) and long-term debt (GAAP). We use the long-term debt-to-capital ratio as a measurement of our overall financial leverage. However, this ratio has limitations. This ratio can vary from year to year for the Company and can vary among companies based on what is or is not included in the ratio on a company’s financial statements. This ratio is provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website. The table below summarizes our long-term debt-to-capital ratio at March 31, 2012, and December 31, 2011 (in thousands).

	March 31, 2012	December 31, 2011
Long-term debt	$85,400	$43,800
Total stockholders’ equity	471,918	467,449

	$557,318	$511,249

Long-term debt-to-capital	15.3%	8.6%